Exhibit 99
Release:             On receipt, July 24, 2014
Media contact:         Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group, Inc. Announces Second Quarter Results;
Company Also Announces Common Stock Dividend Increase.

Company Highlights
• 2Q 2014 Operating earnings[1] of $323.1 million, $1.08 per diluted share;
• 2Q 2014 Net income available to common stockholders of $306.3 million, $1.03 per diluted share;
• Assets under management (AUM) of $517.9 billion;
• Return on equity[2] of 13.3 percent;
• Company declares third quarter 2014 dividend of $0.34 per share of common stock, a 6 percent increase over the second quarter 2014 dividend.
(Des Moines, Iowa) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for second quarter 2014.

•
Operating earnings increased 19 percent to a record $323.1 million for second quarter 2014, compared to $271.4 million for second quarter 2013. Operating earnings per diluted share (EPS) increased 19 percent to $1.08 for second quarter 2014, compared to $0.91 for second quarter 2013.

•
Net income available to common stockholders for second quarter 2014 increased 38 percent to a record $306.3 million, or $1.03 per diluted share, compared to $222.3 million, or $0.75 per diluted share for second quarter 2013.

•	Operating revenues for second quarter 2014 were $2,542.6 million, an increase of 10 percent, compared to $2,311.7 million for second quarter 2013.

•
Quarterly dividend of $0.34 per share of common stock for third quarter 2014 authorized by its Board of Directors. The dividend will be payable on Sept. 26, 2014, to shareholders of record as of Sept. 8, 2014.

“Second quarter 2014 results demonstrate that our growth over the last few years is sustainable and that the execution of our investment management strategy continues to excel,” says Larry D. Zimpleman, chairman, president and chief executive officer. “We continue to benefit from the diversification of our business model as we capitalize on the growing financial security needs of individuals and business owners in the markets where we operate. I am especially pleased with results from our Principal International business, where I am confident and excited with our position in select emerging markets and the opportunities that lie ahead.”

Added Terry Lillis, executive vice president and chief financial officer, “The Principal® achieved a milestone in the second quarter with total Assets under Management (AUM) surpassing the half trillion dollar mark. This is further proof that we are a global investment management company that continues to grow by providing the products and solutions customers and advisors seek. The $0.34 per share common stock dividend for third quarter 2014 is the fourth increase in five quarters. Our fee-based business model enables us to generate greater amounts of free cash flow that we deploy through a balanced strategy, continuing to build both long-term value for shareholders and company growth.”

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.
2 Return on equity is excluding AOCI (Accumulated Other Comprehensive Income.)

Principal Financial Group, Inc. Reports Results – page 2

Other Highlights
Business

•	Record total company AUM of $517.9 billion was up 15 percent over the year ago quarter.

•	Total company net cash flows for second quarter were $5.5 billion.

•	Total company return on equity (ROE) excluding AOCI was 13.3 percent, a 290 basis point increase over second quarter 2013.

•
Retirement and Investor Services Accumulation sales were $6.7 billion in the second quarter. This drove growth in account values to a record $251 billion with $1.6 billion of net cash flows. Highlights include sales of $1.4 billion for Full Service Accumulation, $4.7 billion for Principal Funds and $0.5 billion for Individual Annuities.

•	Principal Global Investors had record AUM of $307.3 billion, including net cash flows of $0.5 billion.

•
Principal International reported record net cash flows of $4.3 billion and record AUM of $118.8 billion (excluding $13.7 billion of AUM in our asset management joint venture in China, which is not reported in AUM), a 15 percent increase over the year ago quarter despite a strengthening U.S. dollar.

•	Specialty Benefits premium and fees increased 6 percent over the year ago quarter and continued to have favorable claims experience with a loss ratio of 65.8 percent.
Capital

•	Strong capital position with a 2014 capital deployment expectation now at or above the high end of our $500-$700 million range.

•
Paid a second quarter common stock dividend of $0.32 per share on June 27, 2014, a 14 percent increase over first quarter 2014, and announced a third quarter 2014 dividend of $0.34 per share, the fourth increase in five quarters. The 2014 dividend through three quarters is 31 percent higher than the dividend over the same timeframe a year ago.

•	Repurchased 1.3 million shares of common stock in the second quarter at an average price of $47.08.

•	Book value per share, excluding AOCI, was $31.52, up 6 percent over second quarter 2013.

Net Income

•	Net income available to common stockholders of $306.3 million for second quarter 2014, up 38 percent compared to second quarter 2013 reflecting:

•	Total company operating earnings, which increased 19 percent compared to second quarter 2013;

•	Net realized capital gains of $30.8 million, which included:

◦
$14.2 million of net credit impairments, related to sales and permanent impairments of fixed maturity securities, a 42 percent improvement compared to second quarter 2013. This included $22.4 million of losses on commercial mortgage backed securities,

◦	$35.1 million of gains from sales of investment real estate during the quarter;

•	Other after-tax adjustments of negative $47.6 million from impact of a court ruling on some uncertain tax positions.

Segment Results
Retirement and Investor Services - Accumulation3

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q14	2Q13	% Change	2Q14	2Q13	% Change
Operating Earnings	$181.4	$144.4	26%

Net Revenue	$637.1	$578.4	10%	$2,463.3	$2,192.9	12%
Pretax Return on Net Revenue	35.5%	32.3%		33.3%	30.2%*
*Pretax Return on Net Revenue for the trailing twelve months as of the second quarter 2013 was 31.2 percent after adjusting for the third quarter 2012 actuarial assumption review.

•
Operating Earnings increased $37.0 million primarily due to an increase in net revenue and continued expense discipline, resulting in improved pretax margins. Full Service Accumulation benefited $6.0 million in second quarter 2014 due to higher than expected prepayments and a legal fee reimbursement.

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3 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.

Principal Financial Group, Inc. Reports Results – page 3

•	Net Revenue increased $58.7 million, primarily due to an increase in account values driven by positive net cash flows and strong equity markets.

Retirement and Investor Services - Guaranteed4

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q14	2Q13	% Change	2Q14	2Q13	% Change
Operating Earnings	$30.7	$27.9	10%

Net Revenue	$53.1	$48.7	9%	$194.3	$169.3	15%
Pretax Return on Net Revenue	83.4%	81.9%		81.8%	80%

•
Operating Earnings increased $2.8 million primarily due to higher net revenue growth while maintaining expense and pricing discipline. Investment Only benefited $3.0 million in second quarter 2014 due to higher than expected prepayments.

•	Net Revenue increased $4.4 million primarily due to higher than expected prepayments.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q14	2Q13	% Change	2Q14	2Q13	% Change
Operating Earnings	$27.4	$29.0	(6)%

Operating Revenue	$173.2	$168.2	3%	$741.6	$633.9	17%
Pretax Margin	26.8%	28.7%		24.8%	25.3%

Total PGI Assets Under Management (billions)	$307.3	$271.2	13%
Unaffiliated Assets Under Management (billions)	$114.3	$101.4	13%

•
Operating Earnings decreased $1.6 million. This was primarily due to a $4 million benefit in second quarter 2013 from a periodic real estate performance fee. Excluding this item, earnings were up 10 percent.

•
Operating Revenue increased $5.0 million as a result of higher management fees due to growth in AUM. After adjusting for the second quarter 2013 periodic real estate performance fee, operating revenue was up 8 percent.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q14	2Q13	% Change	2Q14	2Q13	% Change
Operating Earnings	$68.0	$58.3	17%

Combined[5] Net Revenue	$390.8	$338.0	16%	$1,450.4	$1,224.3	18%
Combined Pretax Return on Net Revenue	52.7%	55.5%		51.4%	55.7%

Assets Under Management (billions)	$118.8	$102.9	15%

•
Operating Earnings increased $9.7 million due to growth in the business. Current quarter results benefited $5.5 million relative to the expected returns on the required encaje investments in Chile and Mexico. Results from the prior year quarter were negatively impacted by $7.4 million relative to expected encaje returns. On a local currency basis, normalized[6] second quarter 2014 operating earnings grew 13 percent compared to the prior year quarter.

•	Combined Net Revenue increased $52.8 million due the growth in AUM from positive net cash flows and improved market performance.
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4 RIS Guaranteed: includes Investment Only and Full Service Payout.
5 Combined basis: all Principal International companies (including joint ventures) at 100%.
6 Adjusted for the expected encaje return, foreign exchange rates and the Brazil amortization change.

Principal Financial Group, Inc. Reports Results – page 4

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q14	2Q13	% Change	2Q14	2Q13	% Change
Operating Earnings	$20.0	$21.5	(7)%

Premium and Fees	$231.6	$226.5	2%	$907.8	$932.6	(3)%
Pretax Operating Margin	11.9%	13.3%		14.1%	3.1%*
*Pretax Operating Margin for the trailing twelve months as of second quarter 2013 was 13.7 percent after adjusting for the third quarter 2012 actuarial assumption review.

•	Operating Earnings decreased $1.5 million due to fluctuations in mortality experience.

•	Premium and Fees increased $5.1 million. Sales excluding Universal Life with Secondary Guarantee sales were up 11 percent compared to the year ago quarter.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q14	2Q13	% Change	2Q14	2Q13	% Change
Operating Earnings	$29.0	$25.7	13%

Premium and Fees	$394.9	$372.3	6%	$1,533.7	$1,467.5	5%
Pretax Operating Margin	11.5%	10.6%		11.5%	9.9%*

Incurred Loss Ratio	65.8%	66.7%		65.8%	67.5%
*Pretax Operating Margin for the trailing twelve months as of second quarter 2013 was 10.1 percent after adjusting for the third quarter 2012 actuarial assumption review.

•	Operating Earnings increased $3.3 million due to growth in the business and improved claims experience.

•	Premium and Fees increased $22.6 million reflecting strong persistency and sales.

•	Incurred Loss Ratio continued to perform well, at the lower end of our targeted range.

Corporate

(in millions except percentages or otherwise noted)	Quarter
	2Q14	2Q13	% Change
Operating Losses	($33.40)	($35.40)	6%

•	Operating Losses improved $2.0 million. Results reflect reduced debt expense and are in-line with outlook expectations.

Principal Financial Group, Inc. Reports Results – page 5

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2013, and in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2014, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; continued volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Principal Financial Group, Inc. Reports Results – page 6

Earnings Conference Call
On Friday, July 25, 2014 at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Larry Zimpleman and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 66303168.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 66303168. This replay will be available approximately two hours after the completion of the live earnings call through the end of day August 1, 2014.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement for second quarter 2014 is currently available at www.principal.com/investor, and may be referred to during the call. Slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Groupۚ (The Principal ®)7 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $517.9 billion in assets under management8 and serves some 19.4 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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7 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
8 As of June 30, 2014.

Principal Financial Group, Inc. Reports Results – page 7

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,		Six Months Ended,
	06/30/14	06/30/13	06/30/14	06/30/13
Retirement and Investor Services	$212.1	$172.3	$428.6	$342.3
Principal Global Investors	27.4	29.0	54.3	49.3
Principal International	68.0	58.3	131.3	102.9
U.S. Insurance Solutions	49.0	47.2	92.4	82.9
Corporate	(33.40)	(35.40)	(66.40)	(72.70)
Operating Earnings	$323.1	$271.4	$640.2	$504.7
Net realized capital gains (losses), as adjusted	30.8	(47.60)	7.9	(104.00)
Other after-tax adjustments	(47.60)	(1.50)	(48.10)	(0.10)
Net income available to common stockholders	$306.3	$222.3	$600.0	$400.6

	Per Diluted Share
	Three Months Ended,		Six Months Ended,
	06/30/14	06/30/13	06/30/14	06/30/13
Operating Earnings	$1.08	$0.91	$2.14	$1.70
Net realized capital gains (losses), as adjusted	0.10	(0.160)	0.03	(0.350)
Other after-tax adjustments	(0.150)	0.00	(0.160)	0.00
Adjustment for redeemable noncontrolling interest	0.00	0.00	(0.030)	0.00
Net income	$1.03	$0.75	$1.98	$1.35
Weighted-average diluted common shares outstanding	298.3	297.2	299.0	297.0

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Reports Results – page 8

Principal Financial Group, Inc. Results of Operations (in millions)
	Three Months Ended,		Six Months Ended,
	06/30/14	06/30/13	06/30/14	06/30/13
Premiums and other considerations	$835.9	$737.0	$1,639.4	$1,428.7
Fees and other revenues	855.3	804.3	1,684.9	1,537.9
Net investment income	851.4	770.4	1,717.6	1,583.4
Total operating revenues	2,542.6	2,311.7	5,041.9	4,550.0

Benefits, claims and settlement expenses	1,261.4	1,101.2	2,484.9	2,200.6
Dividends to policyholders	44.6	47.5	90.3	95.8
Commissions	190.1	186.0	380.8	365.6
Capitalization of DAC	(97.7)	(112.4)	(193.6)	(236.6)
Amortization of DAC	57.9	55.5	125.0	112.7
Depreciation and amortization	30.5	29.4	59.4	51.7
Interest expense on corporate debt	33.1	36.1	68.1	72.1
Compensation and other	597.3	609.0	1,190.9	1,224.3
Total expenses	2,117.2	1,952.3	4,205.8	3,886.2

Operating earnings before tax, noncontrolling interest and preferred stock dividends	425.4	359.4	836.1	663.8
Less:
Income tax	89.5	73.7	152.7	133.1
Operating earnings attributable to noncontrolling interest	4.5	6.0	26.7	9.5
Preferred stock dividends	8.3	8.3	16.5	16.5
Operating earnings	$323.1	$271.4	$640.2	$504.7

Net realized capital gains (losses), as adjusted	30.8	(47.6)	7.9	(104.0)
Other after-tax adjustments	(47.6)	(1.5)	(48.1)	(0.1)
Net income available to common stockholders	$306.3	$222.3	$600.0	$400.6

Selected Balance Sheet Statistics

	Period Ended,
	6/30/14	12/31/13	6/30/13
Total assets (in billions)	$218.3	$208.2	$196.5
Total common equity (in millions)	$9,859.8	$9,142.2	$8,761.4
Total common equity excluding accumulated other comprehensive income (in millions)	$9,260.4	$8,959.0	$8,761.9
End of period common shares outstanding (in millions)	293.8	295.2	293.9
Book value per common share	$33.56	$30.97	$29.81
Book value per common share excluding accumulated other comprehensive income	$31.52	$30.35	$29.81

Principal Financial Group, Inc. Reports Results – page 9

Principal Financial Group, Inc. Reconciliation of Non-GAAP Financial Measures to U.S. GAAP (in millions, except as indicated)
	Three Months Ended,		Six Months Ended,
	06/30/14	06/30/13	06/30/14	06/30/13
Diluted Earnings Per Common Share:
Operating earnings	$1.08	$0.91	$2.14	$1.70
Net realized capital gains (losses)	0.10	(0.16)	0.03	(0.35)
Other after-tax adjustments	(0.15)	-	(0.16)	-
Adjustment for redeemable noncontrolling interest	-	-	(0.03)	-
Net income	$1.03	$0.75	$1.98	$1.35

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$31.52	$29.81	$31.52	$29.81
Net unrealized capital gains	3.82	2.36	3.82	2.36
Foreign currency translation	(1.27)	(0.79)	(1.27)	(0.79)
Net unrecognized postretirement benefit obligations	(0.51)	(1.57)	(0.51)	(1.57)
Book value per common share including accumulated other comprehensive income	$33.56	$29.81	$33.56	$29.81

Operating Revenues:
RIS	$1,265.1	$1,148.8	$2,526.3	$2,251.1
PGI	173.2	168.2	344.3	321.9
PI	357.3	275.1	657.7	522.6
USIS	811.4	773.0	1,615.8	1,551.0
Corporate	(64.4)	(53.4)	(102.2)	(96.6)
Total operating revenues	2,542.6	2,311.7	5,041.9	4,550.0
Net realized capital gains (losses) and related adjustments	64.3	(101.5)	43.2	(176.7)
Exited group medical insurance business	(0.2)	0.4	0.2	4.0
Total GAAP revenues	$2,606.7	$2,210.6	$5,085.3	$4,377.3

Operating Earnings:
RIS	$212.1	$172.3	$428.6	$342.3
PGI	27.4	29.0	54.3	49.3
PI	68.0	58.3	131.3	102.9
USIS	49.0	47.2	92.4	82.9
Corporate	(33.4)	(35.4)	(66.4)	(72.7)
Total operating earnings	323.1	271.4	640.2	504.7
Net realized capital gains (losses) and related adjustments	30.8	(47.6)	7.9	(104.0)
Other after-tax adjustments	(47.6)	(1.5)	(48.1)	(0.1)
Net income available to common stockholders	$306.3	$222.3	$600.0	$400.6

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	$30.8	$(47.6)	$7.9	$(104.0)
Certain derivative and hedging-related adjustments	22.7	21.0	44.5	45.1
Amortization of DAC and sale inducement costs	13.5	(15.0)	23.2	(18.1)
Certain market value adjustments of embedded derivatives	0.1	0.4	(0.3)	0.3
Capital gains distributed	6.2	4.8	9.3	10.9
Tax impacts	13.6	(44.1)	3.0	(65.8)
Noncontrolling interest capital gains	0.1	-	0.1	-
Recognition of front-end fee revenues	(0.2)	0.4	(0.3)	0.6
GAAP net realized capital gains (losses)	$86.8	$(80.1)	$87.4	$(131.0)

Other After-Tax Adjustments:
Losses associated with exited group medical insurance business	$(0.1)	$(1.5)	$(0.6)	$(0.1)
Impact of court ruling on some uncertain tax positions	(47.5)	-	(47.5)	-
Total other after-tax adjustments	$(47.6)	$(1.5)	$(48.1)	$(0.1)

Principal Financial Group, Inc. Reports Results – page 10

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,		Six Months Ended,
	6/30/14	6/30/13	6/30/14	6/30/13

Total combined net revenue	$390.8	$338.0	$749.2	$657.0
Add:
Principal International's share of unconsolidated joint ventures' net income	24.8	21.9	45.9	45.7
Less:
Unconsolidated joint ventures' net revenue at 100%	250.7	207.3	473.0	430.7
Other adjustments	1.2	0.5	2.5	1.0
Net revenue*	$163.7	$152.1	$319.6	$271.0

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.